Exhibit 5

Opinion of Breyer & Associates PC

[Letterhead of Breyer & Associates PC]

May 23, 2018

Board of Directors
FS Bancorp, Inc.
6920 220th Street SW
Mountlake Terrace, Washington 98043

Ladies and Gentlemen:

We have acted as special counsel to FS Bancorp, Inc., a Washington corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), relating to the 650,000 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the FS Bancorp, Inc. 2018 Equity Incentive Plan (the "Plan").

In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Registration Statement, the Articles of Incorporation and Bylaws of the Corporation, resolutions of the Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We have further assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and individuals, and statements of fact, on which we are relying, and have made no independent investigations thereof.

Based upon the foregoing, it our opinion that:

1.  The shares of Common Stock being so registered have been duly authorized.

2.  Such shares will be, when and if issued, sold and paid for as contemplated by the Plan, validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the Washington Business Corporation Act, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Breyer & Associates PC

BREYER & ASSOCIATES PC